Exhibit 23

We consent to the incorporation by reference in Mid-Southern Bancorp, Inc.'s Registration Statement on Form S-8 (No. 333-226919) of our report dated March 22, 2019 relating to the consolidated financial statements, contained in this Annual Report on Form 10-K for Mid-Southern Bancorp, Inc. for the year ended December 31, 2018.

/s/  Monroe Shine & Co., Inc.

New Albany, Indiana
March 22, 2019